UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 29, 2013

NEOSTEM, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-33650 (Commission File Number)	22-2343568 (IRS Employer Identification No.)

420 Lexington Avenue, Suite 350, New York, New York 10170
(Address of Principal Executive Offices)(Zip Code)

(212) 584-4180
Registrant's Telephone Number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Underwritten Offering

On April 29, 2013, NeoStem, Inc. (the “Company” or “NeoStem”) entered into an Underwriting Agreement dated April 29, 2013 (the “Underwriting Agreement”) with Aegis Capital Corp. (“Aegis” or the "Underwriter") as representative of the underwriters listed on Schedule 1 thereto, providing for the offer and sale in a firm commitment underwritten public offering (the “Offering”) of 20,000,000 shares of the Company's common stock, par value $0.001 per share (“Common Stock”). The public offering price for each share of Common Stock is $0.50. Pursuant to the Underwriting Agreement, the Company granted the Underwriter an option for a period of 45 days to purchase up to an additional 3,000,000 shares of Common Stock to cover over-allotments, if any. The net proceeds to the Company from the Offering are expected to be approximately $9.1 million, after deducting underwriting discounts and commissions and estimated Offering expenses payable by the Company, assuming no exercise by the Underwriters of their over-allotment option to purchase additional shares of Common Stock. The Underwriting Agreement contains customary representations, warranties, and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriter, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. In connection with the Offering, Aegis is serving as Sole Book-Running Manager.

The shares of Common Stock will be issued pursuant to the Company's shelf registration statement on Form S-3 (File No. 333-183543), which became effective on October 3, 2012, and the base prospectus included therein, as amended by the preliminary prospectus supplement filed with the Securities and Exchange Commission (the “Commission”) on April 29, 2013. The Offering is expected to close on May 3, 2013, contingent upon the satisfaction of a number of closing conditions.

The foregoing description of the terms of the Underwriting Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Underwriting Agreement, which is filed herewith as Exhibit 1.1 and is incorporated herein by reference. The provisions of the Underwriting Agreement, including the representations and warranties contained therein, are not for the benefit of any party other than the parties to such agreement and are not intended as a document for investors and the public to obtain factual information about the current state of affairs of the parties to that document. Rather, investors and the public should look to other disclosures contained in the Company's filings with the Commission.

Use of Proceeds

The Company currently intends to use the net proceeds of the Offering for working capital, including research and development of cell therapeutic product candidates, including AMR-001, expansion of business units, strategic transactions and other general corporate purposes. As of the date of this Current Report on Form 8-K and except as explicitly set forth herein, the Company cannot specify with certainty all of the particular uses of the proceeds from the Offering. Accordingly, the Company will retain broad discretion over the use of such proceeds. Pending use of the net proceeds of the Offering as described above, the Company intends to invest the net proceeds in short-term interest-bearing investment grade instruments.

Opinion of Counsel

A copy of the opinion of Lowenstein Sandler LLP relating to the legality of the issuance and sale of Company's Common Stock in the Offering is attached as Exhibit 5.1 hereto.

Item 8.01.	Other Events.

On April 29, 2013, the Company issued a press release announcing the Offering described above. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are filed with this Current Report on Form 8-K:

Exhibit No.	Description
1.1	Underwriting Agreement, dated April 29, 2013, between NeoStem, Inc. and Aegis Capital Corp.

5.1	Opinion of Lowenstein Sandler LLP

23.1	Consent of Lowenstein Sandler LLP (included in Opinion of Lowenstein Sandler LLP filed as Exhibit 5.1)

99.1	Press release, dated April 29, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEOSTEM, INC.

By:	/s/ Catherine M. Vaczy
Name:	Catherine M. Vaczy, Esq.
Title:	Vice President and General Counsel

Dated: April 30, 2013